October 25, 2013

Lake Victoria Mining Company
Suite 810-675 West Hastings Street
Vancouver B.C. V6B 1N2
Canada

Attn: David Kalenuik, CEO & Director

Re: Financial Advisory Engagement

Gentlemen:

This financial advisory agreement (herein the "**Agreement**") is entered into by and between Stope Capital Advisors, a limited liability company registered and domiciled in the Province of Ontario (together with its affiliates, successors and assignees, "**Advisor**") and Lake Victoria Mining Company, a corporation registered and domiciled in the state of Nevada, U.S.A. (together with its affiliates, successors and assignees, the "**Client**" or "**Company**") as of the date above.

In recognition of the desire of Advisor and Client (each a "**Party**" and collectively the "**Parties**") to enter into this Agreement whereby the Advisor provides advisory services with respect to the Client's corporate financial and/or strategic initiatives to complete a USD$4.2 million financing (each a "**Mandate**" and collectively the "**Mandates**"), the Parties mutually agree to abide by the following terms and conditions. It is agreed by the Parties that the advisory services will be undertaken on a non-exclusive basis.

This Agreement supersedes all prior or contemporaneous written or oral negotiations, correspondences, understandings and agreements between or among the Parties.

1. Responsibilities

The responsibility of Advisor is to act as financial advisor to the Company to assist in i) securing a commitment to fund equity capital, in the gross amount of USD$4.2 million, on a project basis (specifically related to the Company's Kinyambwiga project). Such project equity may consist of common shares, preference shares, convertible preference shares, convertible debt and securitized mineral resource purchase agreements, including royalties)(the "**Equity Financing**") and/or ii) securing a commitment to fund debt capital (the "**Debt Financing**") for the Client (each a "**Financing**" and collectively the "**Financings**").

Advisor's tasks for the Financings shall include but not be limited to i) collaborate with the Client to prepare and maintain a strategic plan oriented to maximizing shareholder value by taking into account specific funding needs and requirements of potential investors or partners, ii) advising the Client with respect to potential financing structures, iii) assisting in the development of marketing materials and financial models describing the Client and Financings, iv) identifying potential Financing investors and/or buyers (the "**Investors**") and arranging Investor meetings in a legally compliant manner, v) assisting in structuring and negotiating terms of a Financing with the Investors, and vi) assisting in closing the Financings.

2. **Fees**

The Company shall pay the Advisor a monthly fee of $2500.00 for each monthly period during the term of this Agreement (the "**Retainer Payment(s)**"). Each monthly Retainer Payment shall be paid monthly in advance on the first calendar day of the corresponding month. For the initial partial monthly period, if any, the Retainer Payment shall be calculated on an actual/actual basis and shall be paid upon signing of this Agreement.

As compensation for Advisor's services hereunder, the Company agrees to pay Advisor the following cash fees (the "**Success Fee**") and an Advisor warrant upon Closing:

(i) In the case of an Equity Financing, a financing fee (the "**Equity Financing Fee**") equal to Seven Percent (7.0%) of the principal amount of any Equity Financing transaction payable in cash at the Closing (as defined below) of such Equity Financing. Any Equity Financing Fee will be subject to a fee-sharing arrangement between Sattva Capital and the Advisor;

(ii) In the case of a Debt Financing, a debt financing fee (the "**Debt Financing Fee**") equal to Six Percent (6.0%) of the principal amount of the Debt Financing transaction payable in cash at the Closing (as defined below) of such Debt Financing. Any Debt Financing Fee will be subject to a fee-sharing arrangement between Sattva Capital and the Advisor;

(iii) In the case of a majority change of control in the form of amalgamation, business combination or merger with, or acquisition by, another company, an advisory fee (the "**Advisory Fee**") equal to Five Percent (5.0%) of the Enterprise Value of the Company payable in cash at the Closing (as defined below) of such merger or sale transaction; and

iv) A warrant (the "**Warrant**") to purchase shares of the Company's common stock in an amount equal to Three Percent (3.0%) of the number of the Company's fully-diluted shares outstanding ("**Total Shares**") as of the date this signed Agreement. The full Three Percent (3.0%) warrant will be granted upon the successful closing of the US$4.2 million financing. If the gross amount of the financing is less than US$4.2 million, then it will be a calculated pro rata portion thereof. For example, if the gross financing totals US$2.1 million, then the warrant calculation will be One and One Half Percent (1.5%) of the number of the Company's fully-diluted shares outstanding ("**Total Shares**") as of the date this signed Agreement. Such Warrant shall have an exercise price equal to $0.09 per share. Such Warrant shall have (i) a term of three (3) years and shall be non-cancelable; (ii) an issue date as of the Closing date, and (iii) a "net issuance" exercise feature.

A Closing of a Financing shall be defined as the time when such related agreements and/or documents are executed amongst the Company and the Investor(s) and associated monies are received by the Company. Success Fees shall be paid directly to Advisor and Sattva Capital in accordance with a fee-sharing arrangement as documented in writing and provided to the Company in advance of Closing.

3. **Expenses**

Whether or not a Financing is consummated, the Company agrees to reimburse Advisor, upon request from time to time, for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel and any other agents or experts that may be retained by Advisor and incurred in connection with the services performed hereunder. Total expenses in excess of $2,000 in aggregate or individual expenses of more than $500 will require pre-approval by the Company. All reimbursement payments shall be made to Advisor in immediately available funds at the first closing of a Financing.

4. Information to be Supplied

In connection with its engagement hereunder, Advisor shall assist the Company in preparing marketing materials or other documents to be used in connection with the Financing to the extent necessary. The Company shall, and shall cause its directors, officers, employees and agents to, cooperate with Advisor and supply Advisor with written and other information with respect to the Company and related matters, to the extent reasonably needed and requested by Advisor, to enable Advisor to perform its services hereunder. The Company shall use its best efforts to provide Advisor with reasonable access to its independent accountants, counsel and other professionals, if any. The Company acknowledges that in performing its engagement hereunder, Advisor will be using and relying on the information supplied to it. Advisor shall not assume any responsibility to independently verify the accuracy or completeness of information furnished by or on behalf of the Company, but shall rely on its accuracy and completeness in all material respects and shall not assume any responsibility to perform (or be required to retain any persons to perform) any independent valuations or appraisals of the Company's assets. With the prior consent of the Company, Advisor shall provide each prospective Investor solicited by it with a copy of the then current version of the marketing materials and shall keep an accurate record of all bona fide potential Investors to whom it has sent the marketing materials.

5. Term and Survival

The Parties agree to an initial three month term of engagement with duties and responsibilities as defined under this Agreement (the "**Term**"). The Term may be extended by mutual written consent on a monthly basis thereafter.

Advisor's engagement hereunder may be terminated by either the Company or Advisor at any time; *provided*, *however*, that if the Company terminates this Agreement for any reason other than a material breach of this Agreement by Advisor, Advisor shall be entitled to receive all Retainer Payments in accordance with Section 2 herein and reimbursement of expenses in accordance with Section 3 herein. In the event that at any time during the twenty four (24) months following the Company's termination of this Agreement the Company shall complete a Financing with those Investors identified by or otherwise contacted by Advisor prior to such termination, Advisor shall be entitled to receive all Fees in accordance with Section 2 herein. The provisions of this Agreement set forth in Sections 2 (Fees), 3 (Expenses), 5 (Term and Survival), 8 (Indemnification), 11 (Disputes and Governing Law), and 14 (Miscellaneous) shall survive any termination of this Agreement.

6. Independent Contractor

It is expressly acknowledged by the Parties hereto that Advisor is an "independent contractor" and nothing in this Agreement is intended to create between the Company and Advisor an

employer/employee or joint venture relationship or to allow the Company to exercise control or discretion over the manner or method by which Advisor performs services with respect to the Responsibilities, and Advisor will retain full control over the manner in which it performs its services. Advisor understands and agrees that the Company will not pay or withhold on behalf of Advisor any sums for income tax, unemployment insurance, social security, or any other withholding pursuant to any law or requirement of any governmental body with respect to Advisor, and Advisor is not entitled to stock options or other benefits that may be afforded to employees or shareholders of the Company. Advisor will not represent itself to be an employee or agent of the Company. Advisor will have no authority to enter into any agreement on the Company's behalf or in the Company's name, or to promote or sell the Company's products or services.

7. **Confidential and Proprietary Information**

a) All information furnished by or on behalf of the Company or its representatives to Advisor, including all documents, reports, articles of incorporation, financial, human resource or technical information of any kind, and any reports or summaries prepared by or obtained by Advisor during the course of this engagement is designated as Confidential and Proprietary Information (**"Information"**), to the extent that such Information is not otherwise already available to and has not been disclosed to the public. Except as may be required by a duly constituted government entity or court of law or expressly authorized by the Company or its representatives, Advisor agrees not to reveal, disclose or publish any Information or information derived therefrom.

b) The terms of this Agreement are considered to be Confidential Information by Advisor and the Company.

c) Upon termination of this Agreement, and as may be specifically requested in writing by the Company, Advisor shall return to the Company any such specified Information provided to Advisor by the Company during this engagement.

d) The Company understands that Advisor may provide proprietary financial models that have been developed with substantial input from third parties and that such models are the property of the Advisor. The Company agrees not to use such models other than for the Financing as contemplated herein.

8. **Indemnification**

a) The Company agrees to indemnify Advisor and its affiliates and their respective directors, officers, employees, agents, representatives, contractors and controlling Persons, including each Person, if any, who may be deemed to control Advisor or any of its affiliates(collectively, **"Advisor"** and each, a **"Advisor Indemnified Party"**) from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys' fees) (collectively, **"Costs"**) arising from any claim, action or proceeding (collectively, **"Claims"**) brought by any third party based upon any actual or alleged gross negligence or willful misconduct of the Company or its agents to which such Advisor Indemnified Party may become subject under any applicable federal or state law, or otherwise, and to the extent arising out of Advisor's responsibilities contemplated by this Agreement and will reimburse any Advisor Indemnified Party for reasonable expenses incurred (including reasonable counsel fees and

expenses) in connection with the investigation of, preparation for or defense of any pending claim or any action or proceeding arising there from, whether or not such Advisor Indemnified Party is a party. The Company will not be liable under the foregoing indemnification provision for any loss, claim, damage, liability or expense resulting from Advisor's gross negligence or willful misconduct. The Company also agrees that no Advisor Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders or creditors related to or arising out of the engagement of Advisor pursuant to, or the performance by Advisor of the services contemplated by this letter agreement except to the extent that any loss, claim, damage or liability results from Advisor's gross negligence or willful misconduct. In the event the Company shall have reimbursed expenses to an Advisor Indemnified Party in such circumstances, Advisor shall promptly repay such expenses to the Company. If a claim for indemnification is determined by a final judgment of a court of competent jurisdiction to be unenforceable, the Company shall contribute to the aggregate losses, claims, damages and liabilities to which Advisor may be subject in such amount as is appropriate to reflect the relative benefits received by the Company and each Advisor Indemnified Party seeking contribution and the relative faults of the Company and each Advisor Indemnified Party, as well as any relevant equitable considerations.

b) Advisor agrees to indemnify the Company and its affiliates and their respective directors, officers, employees, agents, representatives, contractors and controlling Persons, including each Person, if any, who may be deemed to control the Company or any of its affiliates (collectively, the "**Company Indemnified Parties**"), from and against any and all losses, claims, liabilities, damages and expenses (including, without limitation, reasonable attorneys' fees) (collectively, "**Costs**") arising from any claim, action or proceeding (collectively "**Claims**") brought by any third party based upon any actual or alleged breach of this Agreement by Advisor or any gross negligence or willful misconduct of Advisor or its agents. If it is found to be in breach or for reasons of gross negligence or willful misconduct, Advisor will reimburse any Company Indemnified Party for reasonable expenses incurred (including reasonable counsel fees and expenses) in connection with the investigation of, preparation for or defense of any pending claim or any action or proceeding arising there from, whether or not such Company Indemnified Party is a party. Advisor also agrees that no Company Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to Advisor or its security holders or creditors related to or arising out of the engagement of Advisor pursuant to, or the performance by Advisor of the services contemplated by this letter agreement except to the extent that any loss, claim, damage or liability results from breach of this letter agreement by the Company or results from the Company's gross negligence or willful misconduct. Advisor's total loss, claim, damage or liability shall be limited to total fees paid or payable by the Company to Advisor, except in case of material breach of this Agreement, gross negligence or willful misconduct by Advisor.

c) Each Party will give the other prompt written notice if it learns of any such Claim (provided that any delay in notification shall not relieve the Company of its obligations hereunder except to the extent that the delay impairs its ability to indemnify) and will cooperate to facilitate the defense, settlement and satisfaction thereof. Advisor shall be entitled to control the defense or settlement of such Claim (with counsel reasonably satisfactory to the Indemnified Parties).

d) Advisor shall keep the Indemnified Parties advised of the status of the Claims and the defense thereof and shall consider in good faith recommendations made by the Indemnified Parties with

respect thereto.

e) The provisions of this Section 8 shall survive any expiration, termination or completion of this Agreement or Advisor's engagement hereunder.

9. Third-Party Confidential Information

Advisor will not use, in the performance of the services or the creation of any proprietary materials, or disclose to the Company any confidential or proprietary information of any other person in violation of any obligation or duty that Advisor owes to the other person. Advisor's compliance with this Section 11 will not restrict or impair Advisor's performance of its services and it's other obligations to the Company.

10. Waivers and Remedies

The failure of either Party to enforce any provision of this Agreement will not constitute a waiver of the Party's rights to subsequently enforce the provision. The remedies specified in this Agreement are in addition to any other remedies that may be available at law or in equity. In the event of breach of this agreement, the non-breaching Party shall be entitled, in addition to such monetary relief as may be recoverable, to such temporary, preliminary and/or permanent injunctive relief as may be necessary to restrain any continuing or further breach of this Agreement, without showing or proving any actual damages or posting a bond or other comparable security.

11. Disputes and Governing Law

In the event any dispute, controversy or claim between or among the Parties arise under this Agreement or is connected with or related in any way to this Agreement or any right, duty or obligation arising hereunder or the relationship of the Parties hereunder (a "**Dispute**"), either Party may notify the other Party of the Dispute in writing and within five (5) business days after delivery of such notice, a representative of each Party with the requisite authority to settle the Dispute shall meet under friendly and courteous circumstances at a mutually agreed time and place to be determined to attempt, with diligence and good faith, to resolve the Dispute. Should a mutual resolution and settlement not be obtained at such meeting or should no such meeting take place within such five (5) business day period, (unless extended by mutual agreement), then the Parties shall submit the matter to arbitration under the commercial arbitration rules of a nationally recognized arbitration association in the Province of Ontario. The decision of such arbitrator or panel of arbitrators shall be conclusive and binding upon the Parties.

The Company and Advisor hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of the Province of Ontario for any actions, claims or other proceedings arising out of or relating to this Agreement, consent to service of process of such courts and agree not to commence any such action, claim or other proceeding except in such courts. The Company and Advisor hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, claim or other proceeding arising out of or relating to this Agreement in the courts of the Province of Ontario and hereby further and irrevocably waive and unconditionally agree not to plead or claim in any such court

that any such action, claim or other proceeding brought in any such court has been brought in an inconvenient forum.

12. Advertising

Advisor will not issue any press releases, make any other disclosures regarding this Agreement or its terms or the nature or existence of any relationship between the parties, or use any trade name, trademark, service mark or logo of the Company in any advertising, promotions or otherwise, without the Company's prior written consent.

13. Construction

Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa. Outline numbering and headings in this Agreement are provided for convenience only and will not affect its construction or interpretation. Each party signing this Agreement acknowledges that it has had the opportunity to review this Agreement with legal counsel of its choice, and there shall be no presumption that ambiguities shall be construed or interpreted against the drafter.

14. Miscellaneous

a) It is understood that no oral or written advice, report, financial model or opinion of Advisor may be disclosed, reproduced, quoted in part, paraphrased, summarized, used or described in any writing, including any marketing material, or provided to any person who is not an employee, officer or director of the Company or an attorney, accountant or financial or other advisor for the Company that is directly involved in the Financings, without the prior written consent of Advisor.

b) This Agreement shall be binding on and inure to the benefit of Advisor and the Company, and each of their respective heirs, legal representatives, successors and permitted assigns.

c) This Agreement may be executed in two or more counterparts and by facsimile, each such executed counterpart being an original instrument but together constituting one agreement. No additional terms may be unilaterally added to any such counterpart and both counterparts must be identical except for separate executions.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date herein.

STOPE CAPITAL ADVISORS

By: ____________________
Name: K.C. Minty
Title: Partner
Date: October 25, 2013

LAKE VICTORIA MINING COMPANY, INC.

By: ____________________
Name: David Kalenuik
Title: CEO & Director
Date: October 25, 2013